Exhibit 10.18

BUILDERS FIRSTSOURCE, INC.

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Company”) has adopted the following amended and restated compensation policy for purposes of compensating those directors of the Company who meet the eligibility requirements described herein (the “Eligible Directors”). This compensation policy has been developed to compensate the Eligible Directors of the Company for their time, commitment and contributions to the Board. In order to qualify as an Eligible Director for purposes of receiving compensation under this policy (i) the director cannot concurrently be employed in any capacity by the Company or any of its subsidiaries; and (ii) unless otherwise determined by the Nominating Committee of the Board, the director cannot concurrently be employed by or affiliated with (a) JLL Partners, JLL Associates G.P. V, L.L.C, or JLL Building Holdings, LLC or any of their affiliates, or (b) Warburg Pincus & Co., Warburg Pincus LLC, or Warburg Pincus Private Equity IX, L.P. or any of their affiliates . For purposes of this policy, the term “affiliate” shall have the meaning ascribed to it in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

CASH COMPENSATION

Retainers for Serving on the Board

Eligible Directors shall be paid an annual retainer of $50,000, payable in quarterly installments, for each year of his or her service on the Board (each a “Service Year”). Service Years will commence on August 1st and end on July 31st of each calendar year.

Retainers for Serving as Chairpersons or Members of a Board Committee

An Eligible Director who serve as a chairperson or as a member of the Audit Committee, the Compensation Committee or the Nominating Committee of the Board shall be paid additional annual retainers for service in such roles in the following amounts:

Name of Committee	Chairman	Member
Audit Committee	$30,000	$5,000
Compensation Committee	$20,000	$5,000
Nominating Committee	$10,000	$5,000

Such retainers shall be payable in quarterly installments for each Service Year in which such Eligible Director serves as the chairperson or as a member of the foregoing Board committees. A chairperson of a committee shall not be paid an additional retainer for also serving as a member of that committee. Eligible Directors shall not be paid any additional retainers for attendance at meetings of the Board or its committees.

EQUITY-BASED COMPENSATION

At the start of each Service Year, Eligible Directors (“Grantees”) shall receive equity-based compensation awards with a value at the time of issuance of approximately $50,000. Such awards shall be made in the form of restricted stock units related to the Company’s common stock and shall be granted by the Board pursuant to a form of restricted stock unit award agreement under the Company’s 2005 Equity Incentive Plan or the 2007 Incentive Plan (or any successor plans), as amended from time to time. The restricted stock units shall vest on the first anniversary of the grant date, with any unvested units being forfeited to the Company.

Initial Grants for New Eligible Directors

Following (i) the initial appointment or election of each new Eligible Director to the Board, or (ii) a change in status which causes an ineligible director to qualify as an Eligible Director under this policy, a grant of restricted stock units related to the Company’s common stock will be made to such Eligible Director for that initial partial Service Year with a value at the time of issuance of approximately $50,000, prorated for that portion of the Service Year in which such Eligible Director will serve on the Board. Such grants shall be made as of (i) the date of commencement of Board service for a new Eligible Director, or (ii) the date a serving director becomes an Eligible Director, or (iii) such other date as the Board shall determine. The restricted stock units will vest on the first anniversary of the grant date, with any unvested restricted stock units being forfeited to the Company.

Vesting Upon Departure of a Director

If a Grantee shall cease to be a Director of the Company due to death, disability or retirement during the one-year vesting period applicable to any restricted stock units granted hereunder, all restricted stock units shall immediately vest and the stock certificates representing the shares underlying such restricted stock units shall be promptly delivered to the Grantee by the Company. If the Grantee shall cease to be a Director of the Company for any other reason during such one-year vesting period, any unvested restricted stock units shall be forfeited by the Grantee and such restricted stock units shall be cancelled.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Eligible Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.

AMENDMENTS, REVISION AND TERMINATION

This policy may be amended, revised or terminated by the Board of Directors at any time and from time-to-time.